Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related prospectus of our report dated March 21, 2025 (which includes an explanatory paragraph relating to Tivic Health Systems, Inc.'s ability to continue as a going concern) relating to the financial statements of Tivic Health Systems, Inc. as of and for the years ended December 31, 2024 and 2023.

We also consent to the reference to us under the heading "Experts" in the prospectus which is part of this Registration Statement.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

December 29, 2025